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                                                                    Exhibit 99.1


                    [LETTERHEAD OF PROMUS HOTEL CORPORATION]







FOR IMMEDIATE RELEASE                       http://www.promus.com

Contact:  Bill Perocchi, Executive Vice President/Chief Financial Officer
          (901) 374-6051

          Gregg Swearingen, Vice President, Investor Relations
          (901) 374-5468

Media:    Ruth Pachman or Michael Freitag, Kekst and Company
          (212) 521-4800

                        PROMUS NAMES NORMAN P. BLAKE, JR.
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

MEMPHIS, TN, December 3, 1998 -- Promus Hotel Corporation (NYSE: PRH)announced today that Norman P. Blake, Jr. has been named Chairman, President and Chief Executive Officer, effective immediately.

Mr. Blake, 57, is the former Chairman, President and CEO of USF&G Corporation, the insurance and financial services company based in Baltimore, Maryland, which was acquired earlier this year by the St. Paul Companies following a highly successful restructuring. He is also the former Chairman and CEO of Heller International Corporation.

Dale Frey, chairman of the Promus Board of Directors' search committee, said, "Norm Blake is a seasoned and highly regarded executive with a reputation for outstanding leadership skills and a strong strategic vision. Based upon his record of success in a wide variety of situations and industries, we believe he is the perfect individual to capitalize on Promus' many strengths and move the company to the next stage of profitable growth."


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Mr. Blake said, "I am excited about this opportunity to provide leadership in making a great company even better by building upon the strong foundation which has been created by its management and people. My priorities are threefold: (1.) Build the highest quality management team and organization in the industry; (2.) Enhance the already superior value we deliver to our customers, licensees, hotel owners, and shareholders; and, (3.) achieve growth by capitalizing on market opportunities which best leverages our strengths. I look forward to meeting as many of our major stakeholders as quickly as possible and begin building a great future together."

Mr. Blake's appointment was approved unanimously by the Promus Board of Directors. In his new capacities, he is succeeding Raymond E. Schultz, Chairman and Chief Executive Officer, and Richard M. Kelleher, President and Chief Operating Officer. In August, Messrs. Schultz and Kelleher announced that they jointly decided to leave Promus upon the appointment of a new leader from outside the company. Effective immediately, Mr. Schultz will retire and Mr. Kelleher will depart to pursue other business opportunities.

As announced in August, Richard J. Ferris, co-Chairman of the former Doubletree Corporation, and Michael D. Rose, former Chairman of Promus Hotel Corporation, are also resigning from the Promus Board of Directors. A search is now underway for three new independent directors.

Mr. Rose said, "Norm Blake has a track record as a strong leader. His focused, straightforward style and communication skills will serve him well with both licensees and management of Promus. He will benefit from an experienced, excellent management team which remains in place.

"He is inheriting a company that is performing well and has many growth opportunities," Mr. Rose continued. "The merger of Promus and Doubletree has resulted in the creation of a premier lodging company with a portfolio of powerful brands, excellent assets and a top-notch group of employees."


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Mr. Schultz said, "I am pleased to pass the baton to this accomplished and qualified leader. Norm is a fast learner and a good listener with relevant experience at several companies in the service industry."

Mr. Kelleher said, "Norm Blake has earned a reputation for having an open, respectful and warm relationship with the employees at the companies he has led. I am confident he and the employees of Promus will get along very well together."

Mr. Blake joined USF&G as Chairman, President and CEO in 1990 and subsequently designed and implemented a successful restructuring of the insurance company. Earlier this year, after having achieved 57% per year growth in net income, and realized cumulative shareholder return of 228%, and increased market capitalization by 320%, USF&G was merged with the St. Paul Companies in a transaction valued at $3.5 billion.

Mr. Blake is also credited with improving the performance of Chicago-based Heller International Corp., a wholly-owned subsidiary of The Fuji Bank, Ltd. of Tokyo, Japan, which provides commercial and industrial financing in the U.S. and around the world. From 1986 through 1989, Heller's domestic financial services subsidiary realized a 38 percent compounded growth in earnings. Similarly, Heller's international subsidiary achieved a significant improvement in profitability and growth of its asset base as well.

Prior to joining Heller in 1984, Mr. Blake had been Executive Vice President - Financing Operations of General Electric Credit Corporation; and, previously held several other Senior Management positions in his fifteen year career with the General Electric Company. He also has served as President of Top, Inc., a Detroit-based diversified financial services company.

Mr. Blake has bachelor's, master's and honorary doctor's degrees from Purdue University in Lafayette, Indiana. He is married with three children and currently resides in Marco Island, Florida. He plans to relocate to Memphis as soon as possible.


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Promus Hotel Corporation (NYSE: PRH) is one of the world's premier lodging companies, with system-wide annual revenues of over $5 billion. The company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. It is the franchisor and operator of the Doubletree Hotels and Guest Suites, Embassy Suites, Homewood Suites, Club Hotels by Doubletree, Hampton Inn, Hampton Inn & Suites, Embassy Vacation Resort and Hampton Vacation Resort brands. The company also manages non-Promus branded hotels as well as facilities in its University Hotel & Conference Center division.

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